Exhibit 99.1

Astellas Pharma US, Inc.

VIBATIV® (telavancin for injection) — Critical Supply Shortage

December 2, 2011

Dear Wholesales/Distributor:

This letter is a follow up to our communication dated November 16, 2011 advising you of an issue that occurred at the third party manufacturer of VIBATIV.  The manufacturer has informed Astellas that they have notified the United States Food and Drug Administration of an ongoing investigation related to their production equipment and processes. The notification includes all products manufactured at their facility which remain within expiry, including current batches of VIBATIV.

Based on this information and our ongoing commitment to patient safety, Astellas Pharma US, Inc. made a decision to voluntarily place a hold on distribution of VIBATIV to wholesalers and distributors. The duration of the distribution hold is difficult to predict and has now resulted in critical product shortages and regional supply outages. As a precaution against these potential supply issues Astellas has recommended that no new patients should be initiated on VIBATIV therapy until this production issue is resolved (please see attached letter to Health Care Professionals).

We are working diligently with the third party manufacturer to resolve these issues and resume distribution of VIBATIV as soon as possible.  We will continue to keep you informed of new information as it becomes available.  In the meantime, please contact your Trade Director if you should have any questions.

Sincerely,

Kenton Stewart

Vice President

Health Systems

Three Parkway North, Deerfield, IL 60015-2537	011K-022-4629-1
Tel: 1-800-888-7704 Fax: 1-800-688-6668